EXHIBIT 11

                          BALDOR ELECTRIC COMPANY AND AFFILIATES
                         COMPUTATION OF EARNINGS PER COMMON SHARE



                                             THREE MONTHS        NINE MONTHS
                                                 ENDED              ENDED
                                           -----------------   ----------------
                                           Sept 30     Oct 1   Sept 30    Oct 1
                                              1995      1994      1995     1994

(In thousands, except per share data)

Primary

      Weighted average shares outstanding   27,678    27,324    27,587   27,224

      Dilutive stock options based on the
          treasury stock method using the
          average market price               1,341     1,215     1,234    1,244
                                           -------    ------   -------   ------
      Total                                 29,019    28,539    28,821   28,468
                                          ========   =======   =======  =======

Net Earnings                              $  8,276   $ 6,818   $24,208  $19,098
                                          ========   =======   =======  =======

Per Share Earnings                        $   0.29   $  0.24   $  0.84  $  0.67
                                          ========  ========   =======  =======
Fully Diluted

      Weighted average shares outstanding   27,678    27,324    27,587   27,224

      Dilutive stock options based on the
          treasury stock method using the
          year-end market price, if higher
          than average market price          1,426     1,257     1,426    1,257
                                          --------   -------   -------  -------
      Total                                 29,104    28,581    29,013   28,481
                                          ========   =======   =======  =======

Net Earnings                              $  8,276  $  6,818   $24,208  $19,098
                                          ========   =======   =======  =======

Per Share Earnings                        $   0.28  $   0.24   $  0.83  $  0.67
                                          ========  ========   =======  =======


Note: Share and per share data reflect the third quarter three-for-two stock split.